Booz Allen Hamilton Restricted
Exhibit 22

List of Guarantors and Subsidiary Issuers of Guaranteed Securities

Registered Senior Notes Issued Under	Issuer	Guarantor
Indenture dated August 4, 2023	Booz Allen Hamilton Inc.	Booz Allen Hamilton Holding Corporation